STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 06/03/1999

991223435 - 3051667
State of Delaware
Certificate of Incorporation
54836 Corp.

FIRST:	The name of this Delaware corporation is:
54836 Corp.

SECOND:	The name and address of the Corporation's Registered Agent is:
Corporate Creations Enterprises, Inc.
2530 Channin Drive
Wilmington DE 19810
New Castle County

THIRD:	The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH:	The Corporation shall have the authority to issue 100 shares of common stock, par value $.O1 per share.

FIFTH:	The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:	The name and address of the incorporator is:
Corporate Creations International Inc.
941 Fourth Street #200
Miami Beach FL 33139

SEVENTH:	This Certificate of Incorporation shall become effective on the date shown below.

s/ G. K. Kuroda

CORPORATE CREATIONS INTERNATIONAL INC.
Greg K. Kuroda Vice President

Date: June 3, 1999.